Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Form 8-K/A (Amendment No. 1) of Janel Corporation our report dated March 25, 2022 with respect to our audits of the consolidated financial statements of Rubicon Technology, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for the years then ended appearing in the Annual Report on Form 10-K of Rubicon Technology, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
November 4, 2022